UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-A


              FOR THE REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   22-3537895
                       ----------------------------------
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               158 ROUTE 206 NORTH
                           GLADSTONE, NEW JERSEY 07934
                                 (908) 234-0700
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    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

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Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A. (c) (1), please check the following box.


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A. (c) (2), please check the following box.


Securities to be registered pursuant to Section 12(g) of the Act:


                           Common Stock, no par value
                           --------------------------
                                (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


                  Peapack-Gladstone Financial Corporation ("PGFC") is authorized to issue 10,000,000 shares of common stock, no par value, which amount may be adjusted from time to time. PGFC is incorporated under the laws of New Jersey.


Dividend Rights

                  The  holders of PGFC  common  stock,  are  entitled to receive dividends, when, as and if declared by the Board of Directors of PGFC out of funds legally available. The only statutory limitation is that such dividends may not be paid when PGFC is insolvent. Funds for the payment of dividends by PGFC come primarily from the earnings of PGFC's bank subsidiary, Peapack-Gladstone Bank (the "Bank"). Therefore, as a practical matter,
restrictions  on  the   availability  of  the  Bank  to  pay  dividends  act  as
restrictions on the amount of funds available for the payment of dividends by PGFC.

Voting Rights

                  At meetings of shareholders, holders of PGFC common stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. PGFC's Certificate of Incorporation contains certain greater-vote requirements.

Liquidation Rights

                  In the event of liquidation, holders of PGFC common stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of PGFC are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

Assessment and Redemption

                  All outstanding shares of PGFC common stock are fully paid and nonassessable. PGFC common stock is not redeemable at the option of the issuer or the holders thereof.

Preemptive and Conversion Rights

                  Holders of PGFC Common Stock do not have conversion rights or preemptive rights with respect to any securities of PGFC.

ITEM 2.  EXHIBITS

         1. Certificate of Incorporation of Peapack-Gladstone Financial Corporation

         2.       By-Laws of Peapack-Gladstone Financial Corporation

                                   SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      PEAPACK-GLADSTONE FINANCIAL CORPORATION

                                      FRANK A. KISSEL
                                      --------------------------------
                                 By:  Frank A. Kissel
                                      President and Chief Executive Officer

Dated:  December 22, 1997